Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
November 16, 2006		(919) 687-7802
(919) 687-7821 Fax
lucera.parker@mfbonline.com

M&F Bank Announces 3rd Quarter Results

Community bank marks another profitable quarter, looks forward to Centennial

DURHAM (November 16, 2006) – Mechanics and Farmers Bank (M&F Bank) reported net income in the third quarter of 2006 of $0.471 million. Total assets as of September 30, 2006 were $247.988 million. Net interest income was $2.369 million. As of September 30, 2006, net loans were $159.779 million; total deposits were $204.557 million. The Bank continues to be classified as “well capitalized,” with $21.545 million in regulatory capital as of September 30, 2006.

For the nine months ended September 30, 2006, net income was $1.722 million, compared to $1.132 million for the same period in 2005. Net interest income was $7.414 million. Non-performing assets were $1.626 million or 1.02% of total loans, compared to the Uniform Bank Performance Report (UBPR) peer group average of 0.75%. The allowance for loan losses was $2.522 million or 0.99% of average assets, compared to the peer group average of 0.82%.

Ron Wiley, president and CEO, stated “I’m pleased with our results. The outlook is positive, and we’ve committed to several steps that will enable us to compete aggressively and fulfill our mission as a community bank. We’ve begun a complete core system upgrade that will increase productivity and efficiency, and help us continue to deliver the outstanding customer service on which we pride ourselves. We’ve been regrouping in our commercial loan area and now are looking to build momentum going into 2007. And we’re eagerly preparing for the kick-off of our 100th anniversary celebration beginning in February. We have a great story to tell, and the story of our second century will be even better.”

M&F Bank, a state-chartered commercial bank, was founded in 1907. The Bank has operated continuously and been profitable every year since opening for business in 1908. The Bank’s mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc. (the Company), a one-bank holding company headquartered in Durham, NC, with assets of approximately $248 million as of September 30, 2006. The Company’s unaudited results for the quarter ended September 30, 2006 have been filed with the SEC and can be accessed either through www.mfbonline.com or www.sec.gov. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB” For additional information contact M&F Bank Corporate Center, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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